Exhibit 10.20

MEADWESTVACO CORPORATION COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Amended and Restated

Effective January 1, 2009 (except as otherwise provided)

Article I

Purpose and General Provisions

Section 1.1 Purpose of Plan; Shareholder Approval; Shares Available.

(a) The purpose of the Plan is to provide members of the Board of Directors of MeadWestvaco Corporation (the “Company”) who are not employed by the Company with an opportunity to defer cash compensation and provide long-term supplemental compensation in the form of Stock Units and Options with respect to Common Stock.

(b) As approved by the Company’s shareholders, and subject to adjustment as provided in Section 7.2 of the Plan, the total number of shares that may be subject to Stock Units and Options is 500,000 shares of the Common Stock. The source of shares for the Plan may be treasury shares or newly issued shares, at the discretion of the Board. Any share which is subject to an Option which for any reason expires or is terminated unexercised may again be subject to an Option or a Stock Unit under the Plan. Shares of Common Stock available for the grant of Options and Stock Units under the Plan shall not be diminished by any grants of any kind under any plan created or maintained by any company acquired by the Company or with which the Company is merged or combined.

(c) The Plan became effective January 30, 2002, subject to approval by the Company’s shareholders of Articles IV and VI of the Plan (providing for Stock Units and Options, respectively), which occurred on April 23, 2004. The Plan is amended and restated, effective January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), described below.

Section 1.2 Section 409A Compliance.

(a) Effective January 1, 2005, certain benefits under the Plan are subject to Section 409A of the Code; with respect to such benefits, the Plan shall comply with the requirements of, and shall be operated, administered, and interpreted in accordance with, Section 409A of the Code.

(b) For the period from January 1, 2005 through December 31, 2008, the Company and the Administration Committee had sole discretion to override the terms set forth in the plan document for the Plan to the extent that either the Company or the Administration Committee determined to be necessary to comply with a good-faith, reasonable interpretation of the requirements of Section 409A of the Code.

(c) If the Company or Administration Committee determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A of the Code, such provision shall be deemed to be amended to the extent that the

Company or Administration Committee determines is necessary to bring it into compliance with Section 409A of the Code. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A of the Code.

(d) No provision in the Plan shall be interpreted or construed to (1) create any liability for the Company or any of its employees, officers, directors, or other service providers, related to a failure to comply with Section 409A of the Code, or (2) transfer any liability for a failure to comply with Section 409A of the Code from a Participant or other individual to the Company or any of their employees, officers, directors, or other service providers.

Section 1.3 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

Account: a Deferral Account or a Stock Unit Account.

Administration Committee: a committee of management employees designated by the Chief Executive Officer of the Company from time to time to serve as the body charged with serving as such under the Plan.

Annual Meeting Date: any date on which an annual meeting of the Company’s stockholders occurs.

Average Fair Market Value: the average of the Fair Market Values of a share of Common Stock of the Company during the period of 10 trading days ending on the designated date.

Beneficiary: in the case of any Participant who dies, the person or persons named on the most recent Beneficiary Election Form filed and not revoked by the Participant, in each case, in accordance with procedures established by the Administration Committee or, if no such procedures have been established or the Participant has not properly filed any Beneficiary Election Form, the Participant’s estate.

Board: the Board of Directors of the Company.

Code: the Internal Revenue Code of 1986, as amended.

Common Stock: shares of Common Stock of the Company, subject to adjustments made under Section 7.2 of the Plan or by operation of law.

Company: MeadWestvaco Corporation, a Delaware corporation.

Compensation Committee: the Compensation Committee of the Board or any subcommittee thereof, or any other committee or subcommittee of the Board, as determined by the Board from time to time; provided, that such committee or subcommittee shall consist solely of two or more members of the Board who are “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

Deferral Account: a bookkeeping account for a Participant representing the Eligible Compensation that the Participant has elected to defer under Article II of the Plan, as adjusted to reflect earnings, losses, contributions and distributions in accordance with Article III and Article V of the Plan.

Deferral Election: an election by an Eligible Director to defer Eligible Compensation pursuant to Article II of the Plan.

Deferred Compensation: an amount of Eligible Compensation that an Eligible Director elects to defer under Article II of the Plan in accordance with the provision of the Plan.

Distribution Election: an election by a Participant of the time(s) and manner in which he or she wishes to receive distributions from his or her Deferral Account.

Dividend Equivalent: the amount of any cash dividend or other cash distribution paid by the Company, or the Fair Market Value of any dividend or other distribution in the form of property other than Common Stock distributed by the Company, on a number of shares of Common Stock equal to the number of Stock Units credited, as of the applicable record date, to an Eligible Director’s Stock Unit Account.

Effective Date: with respect to the exercise of any Option, the last business day preceding (1) in the case of delivery of a completed exercise form, the date received by the person designated by the Administration Committee to receive such forms, or (2) in the case of mailed forms, the postmark date for such mailing.

Election Form: a form effecting a Beneficiary Election (a “Beneficiary Election Form”), a form effecting a Deferral Election (a “Deferral Election Form”), a form effecting a Distribution Election (a “New Distribution Election Form” or a “Change of Distribution Election Form”), or a form effecting an Investment Election (an “Investment Election Form”), or a single form combining one or more of such elections.

Eligible Compensation: with respect to any Eligible Director, 100% of the Eligible Director’s total cash compensation from the Company for service on the Board and/or on any committee of the Board.

Eligible Director: any member of the Board who is not employed by the Company or any of its subsidiaries or affiliates.

Exchange Act: the Securities Exchange Act of 1934.

Fair Market Value: with respect to the Common Stock, the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange during normal business hours on the designated date; with respect to any other security that is traded on any national securities exchange, or on NASDAQ, the mean of the high and low prices at which Company’s common stock is thus traded during normal business hours on the designated date; and with respect to any other property, the fair market value thereof as reasonably and prudently determined by the Compensation Committee.

Finance Committee: a committee of management employees designated by the Chief Executive Officer of the Company from time to time to serve as the body charged with serving as such under the Plan.

Investment Election: an election by an Eligible Director to have Deferred Compensation invested in an Investment Fund as defined in Section 3.3(a) of the Plan.

Option: an option to acquire Common Stock granted pursuant to Article VI of the Plan.

Optionee: the Eligible Director to whom any Option is granted and any other person who may be entitled to exercise such Option pursuant to the Plan.

Participant: an Eligible Director who has elected to defer Eligible Compensation under the Plan or to whose Stock Unit Account Stock Units have been credited and who has a positive balance in his or her Account(s).

Plan: the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, as set forth herein and amended from time to time.

Plan Year: generally, the calendar year; provided, that the first Plan Year was the period from January 30, 2002 through December 31, 2002.

Stock Unit: a unit credited to a Participant’s Stock Unit Account representing one hypothetical share of Common Stock. Fractional Stock Units shall be permitted.

Stock Unit Account: a bookkeeping account for a Participant representing the Stock Units that have been credited to the Participant under Article IV of the Plan.

Stock Unit Value: as defined in Section 4.1 of the Plan.

Termination Distribution: a distribution from a Participant’s Account following the Participant’s Termination of Board Membership.

Termination of Board Membership: with respect to any Participant, the date of the Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), as determined by the Company in accordance with Treas. Reg. § 1.409A-1(h)(1).

Section 1.4 Administration. Except as specifically provided in the Plan, the Administration Committee shall be responsible for administering the Plan in all respects, including establishing rules and regulations for the operation of the Plan, preparing, distributing, collecting and administering Election Forms, and interpreting the Plan and all associated documentation (including without limitation Election Forms). The Administration Committee may delegate any or all of their respective responsibilities to one or more of their members or to appropriate employees of the Company. Notwithstanding the foregoing, to the extent necessary to ensure the exemption of transactions pursuant to the Plan from Section 16 of the Exchange Act, the Board or the Compensation Committee shall be responsible for such administration.

Section 1.5 Unfunded Plan. The Plan is intended to be an unfunded plan providing current and deferred compensation. Participants are and shall at all times be general creditors of the Company with respect to their Account balances. If the Finance Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Account balances under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 1.6 Non-Transferability. None of the rights of Participants under the Plan or with respect to their Accounts or Options shall be transferable, except as specifically provided in Section 5.3 and Section 6.6 of the Plan.

Article II

Deferral Elections

Section 2.1 Eligible Compensation. All Eligible Directors shall be provided with the opportunity to elect to defer all or a portion of their Eligible Compensation (but not Stock Units, Options, or other compensation). The Administration Committee may establish such minimum deferral amounts, specified percentages of Eligible Compensation that may be deferred, and similar requirements and limitations, as it may determine to be appropriate for convenience of administration of the Plan.

Section 2.2 Deferral Election Forms. Deferral Election Forms shall be in such form, and shall be filed and revoked in such manner as the Administration Committee shall from time to time determine.

Section 2.3 Time for Filing Deferral Election Forms.

(a) First Year of Eligibility. An individual who first becomes an Eligible Director during any Plan Year (as determined in accordance with this Section 2.3(a)) may file a Deferral Election Form within 30 days after first becoming an Eligible Director; provided, that such Deferral Election shall apply only to Eligible Compensation for services performed after the Deferral Election is filed.

For purposes of the Plan an individual shall be treated as first becoming an Eligible Director if (and only if) he has not been eligible to defer compensation under the Plan or another any other nonqualified “account balance plan” described in Treas. Reg. § 1.409A-1(c)(2)(i)(A) or (B) that is maintained by the Company or any entity that would be required to be combined with MeadWestvaco as a single employer under Section 414(b) or (c) of the Code.

(b) After First Year of Eligibility. Except to the extent permitted by subsection (a), above, any Deferral Election shall be filed by the deadline established by the Administration Committee, which shall be no later than December 31st of the Plan Year before the Plan Year in which the services giving rise to the Eligible Compensation to be deferred will be performed.

(c) Deferral Elections Remain in Effect for Subsequent Plan Years. Once filed, a Deferral Election shall be irrevocable for the remainder of the Plan Year with respect to which it applies, and shall remain in effect until the Plan Year after the Plan Year (if any) during which the Participant files a new Deferral Election or revokes such Deferral Election.

Article III

Deferral Accounts and Investments

Section 3.1 Establishment and Maintenance of Deferral Account. The Administration Committee shall cause the Company to establish and maintain a Deferral Account for each Participant who elects to defer Eligible Compensation pursuant to Article II of the

Plan. A Participant’s Deferral Account shall be credited and debited from time to time as provided in Section 3.2, below, adjusted for investment experience from time to time as provided in Section 3.3, below, and debited for amounts distributed in accordance with Article V.

Section 3.2 Contributions to Deferral Accounts. A Participant’s Deferral Account shall be credited from time to time with his or her Deferred Compensation, as of the day on which such Deferred Compensation would otherwise be paid to him or her. Such amounts shall be vested at all times.

Section 3.3 Earnings and Losses on Deferral Accounts.

(a) Investment Elections. The Finance Committee shall from time to time establish one or more hypothetical investment funds (each, an “Investment Fund”) based upon such criteria as it may from time to time determine. The Administration Committee shall establish procedures to permit Participants to make Investment Elections from time to time indicating in which of the available Investment Funds their Deferral Accounts shall be deemed invested. Unless and until the Finance Committee provides otherwise, all Deferral Accounts shall be deemed invested in the CitiStreet Money Market Fund.

(b) Adjustment of Accounts. The Administration Committee shall cause Participants’ Deferral Accounts to be adjusted upwards or downwards, at such intervals as it may from time to time determine, to reflect the net investment return (whether positive or negative) of the particular Investment Fund(s) elected; provided, that no Deferral Account may at any time have a balance less than zero.

Section 3.4 Reports. The Administration Committee shall provide, or cause to be provided, to each Participant at regular intervals, but at least annually, a statement of his or her Deferral Account balance and the activity therein since the date of the last such statement.

Article IV

Stock Unit Accounts

Section 4.1 Credits of Stock Units. On each Annual Meeting Date, the Stock Unit Account of each person who is an Eligible Director at the adjournment of the stockholders’ meeting occurring on that Annual Meeting Date shall be credited with a number of Units (including fractions thereof) determined by dividing the Stock Unit Value by the Average Fair Market Value of the Common Stock on such Annual Meeting Date. The “Stock Unit Value” shall mean $80,000 (as of January 2007) or such other amount as the Board may hereafter establish by resolution.

Section 4.2 Dividend Equivalents. Each Stock Unit Account shall be credited with additional Stock Units (including fractions thereof) on each payment date for any dividend or distribution made with respect to the Common Stock with a record date that occurs while there is a positive balance in such Stock Unit Account. The number of Stock Units so credited shall equal the amount of the applicable Dividend Equivalent, divided by the Fair Market Value of a share of Common Stock as of the applicable payment date for the dividend or distribution in question.

Section 4.3 Vesting of Share Units. The rights of each Eligible Director in respect of Stock Units credited to his or her Stock Unit Account shall be vested at all times.

Article V

Distributions

Section 5.1 Termination of Board Membership. The balance of each Participant’s Account(s) shall be paid within 90 days after the end of the calendar quarter in which the Participant’s Termination of Board Membership occurs (unless a later date is required by Section 5.5 of the Plan), in a single distribution; provided, that a Participant may elect a different time and/or form of payment of all or part of his Deferral Account (but not his Stock Unit Account) in accordance with Section 5.2, below.

Section 5.2 Distribution Election Form. The Administration Committee may from time to time, in its discretion, establish rules and procedures for participants to file a Distribution Election Form, on which they may make elections to receive distributions of their Deferral Accounts in installments rather than a lump sum and at a time or times other than as provided in Section 5.1, above. Such procedures may include rules for designating a Beneficiary, and such other rules, limitations and conditions as the Administration Committee may determine to be appropriate; provided, that such procedures shall comply with the following requirements:

(a) New Distribution Election Form. Except to the extent that a change is permitted by subsection (b) or (c), below, a New Distribution Election Form with respect to any Eligible Compensation (as adjusted for investment return in accordance with Section 3.3 of the Plan) shall be filed no later than the deadline required by Section 2.3 of the Plan for filing the Deferral Election with respect to such Eligible Compensation. Once filed, a Distribution Election shall remain in effect until the Participant files a New Distribution Election Form for future deferrals. Any New Distribution Election Form shall be effective with respect to Eligible Compensation (as adjusted for investment return in accordance with Section 3.3 of the Plan) for services performed during the Plan Year after the Plan Year in which the New Distribution Election Form is filed.

(b) Changes to Distribution Elections Before 2009. Before January 1, 2009, the Administration Committee had discretion to allow a Participant to change the time and form of payment of any portion of his Deferral Account after the deadline required by subsection (a), above, if (and only if) (1) the Participant filed a Change of Distribution Election Form no later than six months before his Termination of Board Membership, and (2) after December 31, 2005, the change did not result in acceleration of any payment into the tax year in which the change was filed or delay until a later tax year any payment that was otherwise scheduled to be made in the year in which the change was filed.

(c) Changes to Distribution Elections After 2008. Effective on and after January 1, 2009, a Participant may change the time or form of payment of any portion of his Deferral Account after the deadline required by subsection (a), above, only if:

(1)	He files a Change of Distribution Election Form no later than (A) six months before his Termination of Board Membership, and (B) 12 months before the date on which distribution of his Deferral Account would commence if not for the change; and

(2)	The date on which distribution of his Deferral Account commences is at least five years after the date on which distribution would have commenced if not for the change.

Section 5.3 Form of Distributions. All distributions from a Participant’s Deferral Account shall be made in cash. All distributions from a Participant’s Stock Unit Account shall be made in shares of Common Stock, except that any fractional shares that would otherwise be distributable shall be paid in cash based on the Fair Market Value of the Common Stock on the most recent practicable date preceding the date of payment.

Section 5.4 Death. If a Participant dies before the balance of his Account(s) is fully distributed, the remaining balance of the Participant’s Account(s) shall be distributed (in the form required by Section 5.3, above) to his Beneficiary within 90 days after the Participant’s death.

Section 5.5 Special Delayed Payment Rule. If a Participant is a “specified employee” (as determined by the Company in accordance with Section 409A(a)(2)(B) of the Code and Treas. Reg. § 1.409A-1(i)), any amount that becomes payable as a result of the Participant’s Termination of Board Membership shall be paid on the later of (a) the payment date prescribed by this Article V, and (b) the first day of the seventh month that begins after the Participant’s Termination of Board Membership.

Article VI

Stock Options

Section 6.1 Grants of Options. On each Annual Meeting Date before January 1, 2004, Options to purchase 1,500 shares of Common Stock shall automatically be granted to each individual who, at the adjournment of the stockholders’ meeting occurring, is an Eligible Director. All Options shall be evidenced by written agreements and shall be granted on the terms hereafter set forth, together with such other terms, not inconsistent with the terms of the Plan, as the Board or the Compensation Committee, in its discretion, may from time to time approve. Effective January 1, 2004, the automatic grant of options under this Section is suspended pending further action by the Board.

Section 6.2 Option Price. The per-share exercise price for each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

Section 6.3 Medium and Time of Payment. Stock purchased pursuant to an Option shall be paid for in full at the time of purchase in such manner as the Administration Committee or the Compensation Committee shall determine. The medium of payment shall be cash, Common Stock valued at Fair Market Value, or any other property satisfactory to the Company, valued as of the Effective Date of the exercise; provided, that any such Common Stock shall have been either purchased by the Eligible Director on the open market or held for more than six months. In addition, if the Compensation Committee so provides, payment may be made through a broker cashless exercise program. Following receipt of payment, the Company shall deliver to the Optionee a certificate or certificates for such shares due upon exercise of an Option.

Section 6.4 Period of Exercise of Options. Each Option shall be vested and exercisable from and after the date on which it is granted. Unless the Compensation Committee provides otherwise in connection with the grant of an Option, the Option shall remain exercisable as follows. Generally, the Option shall expire on the tenth anniversary of the date of grant. However, if the Eligible Director to whom it is granted has a Termination of Board Membership for any reason, each of his or her then-outstanding Options shall expire on earlier of the fifth anniversary of the date of such Termination of Board Membership or the tenth anniversary of the date of grant; provided that the exercise period for any Option shall not be extended past the expiration date set forth in the Option agreement. All of the periods within which Options are exercisable are subject always to such further limitations as may be required to maintain favorable treatment under the securities and tax laws.

Section 6.5 Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate for such shares. Except as provided in Section 7.2 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date as of which such stock certificate is issued.

Section 6.6 Non-Assignability. No Option shall be assignable or transferable except by will or by the laws of descent and distribution, by operation of law, or, if permitted by law and under uniform standards adopted by the Compensation Committee, to immediate family members of the Optionee, or to trusts whose beneficiaries are the Optionee or immediate family members.

Article VII

General

Section 7.1 General Restriction. The grant or exercise of any Option or the issuance or transfer of any Common Stock pursuant to this Plan is conditioned upon such listing, registration, qualification and regulatory approvals as the Board, the Compensation Committee or the Administration Committee, in their respective discretion, may deem necessary or desirable. The Board, the Compensation Committee or the Administration Committee, respectively, may also place such restrictions or legends or additional legends on stock issued or transferred as it determines to be required or advisable to comply with applicable laws or regulations, or the listing requirements of any exchange upon which the Common Stock is traded or intended to be traded.

Section 7.2 Adjustment for Changes in Capitalization. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Compensation Committee or Board shall make an equitable adjustment in the aggregate number and kind of shares provided for under Section 1.1 of the Plan, in the number of Options to be granted automatically pursuant to Article VI, and in the number, kind and option price of shares subject to outstanding Stock Units and Options; provided, that:

(a) No such adjustment shall be made to outstanding Stock Units with respect to any dividend or other distribution for which Dividend Equivalents are credited to the applicable Stock Unit Account as provided in Section 4.2 of the Plan;

(b) Any resulting fractional share that would otherwise be subject to an Option shall be eliminated; and

(c) Any such adjustment shall be subject to such restrictions and conditions as may be required to avoid being subject to Section 409A of the Code.

Section 7.3 Compliance with Section 16 of the Exchange Act. Notwithstanding any other provision of the Plan, the Administration Committee may impose such restrictions, rules and regulations on the terms and conditions of participation in the Plan as it may determine to be necessary or appropriate to avoid subjecting Eligible Directors to liability or potential liability under Section 16. Any transaction pursuant to the Plan (including without limitation elections to move Deferred Compensation into or out of any Common Stock Fund) that would result in liability or potential liability under said Section 16 shall be void ab initio.

Section 7.4 Governing Law. The Plan shall be governed by the law of the state of Delaware.

Article VIII

Amendment and Termination of Plan

The Company may amend or terminate the Plan at any time; provided, that unless necessary to comply with an applicable law (including the requirements of Section 409A of the Code), no such amendment or termination may reduce the balance of any Participant’s Accounts, change the requirements for vesting of any unvested portion of any Option previously granted, or change the timing of distributions from any Account, unless (a) the Company determines that such change would not cause a violation of the requirements of Section 409A of the Code and (b) the affected Participant or Beneficiary, as applicable, consents to the change.

Any amendment to the Plan may be adopted by resolution of the Board of Directors. In addition, the Chairman of the Board of Directors or the Chief Executive Officer of the Company may adopt any amendment in writing which (i) may be necessary or desirable to improve the administration of the Plan, so long as such amendment does not materially affect the substance of the Plan or the level of benefits the Plan provides, or (ii) may be required to comply with any applicable federal or state law (including any tax law that might result in any adverse tax consequences to any Participant or Beneficiary, or to the Company or any of its affiliates). All amendments shall be filed with the Secretary of the Company.

*        *        *

IN WITNESS WHEREOF the undersigned has executed this restatement of the Plan.

/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chairman and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

By	/s/ John J. Carrara
John J. Carrara
Associate General Counsel and Assistant Secretary

FILED: December 30, 2008

By	/s/ Wendell L. Willkie, II
Wendell L. Willkie, II
Senior Vice President, General Counsel and Secretary